UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 13, 2012

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

201 NW 10th, Suite 200 Oklahoma City, Oklahoma	73103
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (918) 237-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2012, the Board of Directors (the “Board”) of Blueknight Energy Partners G.P., L.L.C. (the “General Partner”), the general partner of Blueknight Energy Partners, L.P. (the “Partnership”), appointed Mr. Mark Hurley as the Chief Executive Officer of the General Partner, effective as of September 20, 2012. Mr. Hurley will replace Mr. James C. Dyer, IV, whose intended resignation was previously announced by the Partnership. Mr. Hurley, age 53, has served as the Senior Vice President, Crude Oil and Offshore of Enterprise Products, LLC since 2010, where he led the newly formed crude oil and offshore business segment. Mr. Hurley began his career at Shell, where he served from 1981 to 2009, most recently as President of Shell Pipeline Co., LP. Mr. Hurley received his bachelor of science in chemical engineering from North Carolina State University.

Mr. Hurley will serve as Chief Executive Officer pursuant to an employment agreement, the terms of which are not yet available at the time of this Current Report.

In connection with the appointment of Mr. Hurley as Chief Executive Officer of the General Partner, Mr. Dyer resigned from the Board, effective as of September 20, 2012. Mr. Dyer’s resignation is not due to any disagreements with the Partnership or the General Partner. On September 17, 2012, Blueknight GP Holding, LLC, the sole member of the General Partner, appointed Mr. Francis Brenner to replace Mr. Dyer on the Board, effective as of September 20, 2012. Mr. Brenner has served as the Investments Director for the Americas for Vitol Inc., a subsidiary of Vitol Holding B.V. (together with its subsidiaries, “Vitol”), since 2010. Between 2001 and 2010, Mr. Brenner was with Morgan Stanley, most recently as an Executive Director in the Morgan Stanley Commodities Group. Prior to joining Morgan Stanley, Mr. Brenner was a project engineer and project manager at Tyco International, involved in the design and construction of utility infrastructure. Mr. Brenner holds an MBA from the University of Michigan and a Bachelors degree in engineering from the University of Wisconsin-Platteville. Mr. Brenner was selected to serve as a director on the Board due to his affiliation with Vitol, his knowledge of the energy industry and his financial and business expertise.

Vitol, along with Charlesbank Capital Partners, LLC, controls the General Partner and, during the year ended December 31, 2011, the Partnership recognized revenues of $44.1 million for services provided to Vitol. A subsidiary of the Partnership provides crude oil terminalling and storage services to Vitol pursuant to four take or pay, fee-based contracts for approximately four million barrels of storage capacity at the Cushing Interchange. A subsidiary of the Partnership also provides crude oil transportation services pursuant to fee-based contracts. Additionally, pursuant to a Throughput Capacity Agreement entered into in August of 2010, Vitol purchases 100% of the throughput capacity on the Partnership’s Eagle North Pipeline System. Further, effective August 1, 2012, the Partnership entered into a new shared services agreement with Vitol pursuant to which Vitol paid a one-time fee of $320,000 and a monthly retainer fee for strategic assessment, economic evaluation and project design services provided by the Partnership for certain Vitol petroleum-based projects. Additional information about the foregoing agreements and other transactions with Vitol during the year ended December 31, 2011 is included under the heading “Certain Relationships and Related Transactions, and Director Independence—Agreements with Vitol” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 and under the heading “Other Information” in the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, which is incorporated by reference herein.

A copy of the Partnership’s press release announcing the appointment of Mr. Hurley as Chief Executive Officer, the resignation of Mr. Dyer from the Board and the appointment of Mr. Brenner to the Board is furnished as an exhibit to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

EXHIBIT NUMBER		DESCRIPTION

99.1	—	Press release, dated September 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: September 19, 2012	By:	/s/ James R. Griffin
James R. Griffin
Chief Accounting Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

99.1	—	Press release, dated September 17, 2012.